Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – February 19, 2025 – Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $1.55 per share payable on March 28, 2025 to stockholders of record of Lamar’s Class A common stock and Class B common stock on March 14, 2025. Subject to the approval of its board of directors, Lamar expects aggregate quarterly distributions to stockholders in 2025, including the dividend payable on March 28, 2025, will total at least $6.20 per common share.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and as updated in our Annual Form 10-K for the year ended December 31, 2024 when filed. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with over 360,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 4,800 displays.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com